                              TRANSFER AGENCY AGREEMENT


     AGREEMENT made this _____ day of __________________, 1999, between THE TUSCARORA INVESTMENT TRUST (the "Trust"), a Massachusetts business trust having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

     WHEREAS, the Trust desires that BISYS perform certain services for each series of the Trust listed on Schedule D attached hereto and made a party of this Agreement, as such Schedule D may be amended from time to time (individually referred to herein as a "Portfolio" and collectively as the "Portfolios"); and

     WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

     1.    SERVICES.

           BISYS shall effect a conversion of shareholder accounts, historical records and other agreed upon information to its transfer agency system prior to December 1, 1999 and shall perform for the Trust the transfer agent services set forth in Schedule A hereto. BISYS also agrees to perform for the Trust such special services incidental to the performance of the services enumerated herein as agreed to by the parties from time to time. BISYS shall perform such additional services as are provided on an amendment to Schedule A hereof, in consideration of such fees as the parties hereto may agree.

           BISYS may, in its discretion and upon written notice to the Trust, appoint in writing other parties qualified to perform transfer agency services reasonably acceptable to the Trust (individually, a "Sub-transfer Agent") to carry out some or all of its responsibilities under this Agreement with respect to a Portfolio; provided, however, that the Sub-transfer Agent shall be the agent of BISYS and not the agent of the Trust or such Portfolio, and that BISYS shall be fully responsible for the acts of such Sub-transfer Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of such Sub-transfer Agent.

     2.    FEES.

           The Trust shall pay BISYS for the services to be provided by BISYS under this Agreement in accordance with, and in the manner set forth in, Schedule B hereto. Fees for any additional services to be provided by BISYS pursuant to an amendment to Schedule A hereto shall be subject to mutual agreement at the time such amendment to Schedule A is proposed.

     3.    REIMBURSEMENT OF EXPENSES.

           In addition to paying BISYS the fees described in Section 2 hereof, the Trust agrees to reimburse BISYS for BISYS' reasonable out-of-pocket expenses in providing services hereunder, including without limitation, the following:

           (a) All freight and other delivery and bonding charges incurred by BISYS in delivering materials to and from the Trust and in delivering all materials to shareholders;

           (b) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by BISYS in communication with the Trust, the Trust's investment adviser or custodian, dealers, shareholders or others as required for BISYS to perform the services to be provided hereunder;

           (c) Costs of postage, couriers, stock computer paper, statements, labels, envelopes, checks, reports, letters, tax forms, proxies, notices or other forms of printed material which shall be required by BISYS for the performance of the services to be provided hereunder;

           (d) All expenses incurred in connection with any custom programming or systems modifications required to provide any special reports or services agreed upon pursuant to Item 13 of Schedule C attached hereto, the amount of which shall be agreed upon between the parties; and

           (e) Any expenses BISYS shall incur at the written direction of an officer of the Trust thereunto duly authorized (other than an employee or other affiliated person of BISYS who may otherwise be named as an authorized representative of the Trust for certain purposes).

     4.    EFFECTIVE DATE.

           This Agreement shall become effective as of the date first written above (the "Effective Date").

     5.    TERM.

     (a) The term of this Agreement shall commence on ____________________, 1999 and shall continue in effect, unless earlier terminated by either party hereto as provided hereunder, until ______________________, 2002 (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods ("Rollover Periods").

     (b) This Agreement may be terminated without penalty: (i) by provision of a notice of nonrenewal in the matter as set forth below, (ii) by mutual agreement of the parties, (iii) in the event of a Change of Control (as defined herein), in accordance the procedures outlined below or (iv) for "cause" (as defined herein) upon the provision of sixty (60) days advance written notice by the party alleging cause. Written notice of nonrenewal must be provided within sixty (60) days of the end of the Initial Term or any Rollover Period, as the case may be.

     (c) For purposes of this Agreement, "cause" shall mean: (i) a material reach of this Agreement that has not been remedied within thirty (30) days following written notice of such breach from the non-breaching party, (ii) a series of negligent acts or omissions or breaches of this Agreement which, in the aggregate, constitute in the reasonable judgment of the Trust, a serious failure to perform satisfactorily BISYS's obligations hereunder; (iii) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (iv) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or the modification or alteration of the rights of creditors.

     (d) In the event of a change of "control" (as such term is defined in the 1940 Act) with respect to BISYS (a "Change of Control"), the Trust may conduct an interim evaluation of BISYS's performance under this Agreement (a "Performance Evaluation"). The Performance Evaluation shall be conducted within 120 days following the later of: (i) a Change of Control, or (ii) the date the Trust receives actual notice of a Change of Control from BISYS. If, in the reasonable judgment of the Trust, the Performance Evaluation indicates that the quality level of services being provided by BISYS has diminished materially (even though such diminution does not constitute a material breach), the Trust shall, within thirty (30) days (or such longer period of time as is agreed upon by the parties) following the Performance Evaluation, provide written notice Administrator specifying the areas in which the Trust believes the quality level of service has materially diminished.

           BISYS shall have a period of thirty (30) days (or such longer period of time as is agreed upon by the parties) from the receipt of such written notice within which to restore to the reasonable satisfaction of the Trust the quality level of services. If, at the end of such thirty (30) day period (or such longer period of time as is agreed upon by the parties), BISYS has not, to the reasonable satisfaction of the Trust, restored the quality level of services, the Trust may terminate this Agreement upon the provision of thirty
(30) days (or such longer period of time as is agreed upon by the parties) advance written notice to BISYS.


     (e) Notwithstanding the foregoing, after such termination for so long as BISYS, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this

Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due BISYS and unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from the Trust, in addition to the compensation described in this Schedule A, the amount of all of BISYS's cash disbursements for services in connection with BISYS's activities in effecting such termination, including without limitation, the delivery to the Trust an/or its designees of the Trust's property, records, instruments and documents.


     6.    YEAR 2000 READINESS DISCLOSURE.

        BISYS (a) has reviewed its business and operations as they relate to the services provided hereunder, (b) has developed or is developing a program to remediate or replace computer applications and systems, and (c) has developed a testing plan to test the remediation or replacement of computer applications/systems, in each case, to address on a timely basis the risk that certain computer applications/systems used by BISYS may be unable to recognize and perform properly date sensitive functions involving dates prior to, including and after December 31, 1999, including dates such as February 29, 2000 (the "Year 2000 Challenge"). BISYS represents and warrants that to the best of its knowledge and belief, the reasonably foreseeable consequences of the Year 2000 Challenge will not adversely effect BISYS's ability to perform its duties and obligations under this Agreement.

     7.    DISASTER RECOVERY.

         BISYS shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, BISYS shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions.

     8.    UNCONTROLLABLE EVENTS.

           Subject to Section 7 hereunder, BISYS assumes no responsibility hereunder, and shall not be liable for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control, including acts of civil or military authority, national emergencies, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

     9.    LEGAL ADVICE.

          BISYS shall notify the Trust at any time BISYS believes that it is in need of the advice of counsel (other than counsel in the regular employ of BISYS or any affiliated companies) with regard to BISYS' responsibilities and duties pursuant to this Agreement; and after so notifying the Trust, BISYS, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, such advice to be at the expense of BISYS. BISYS shall in no event be liable to the Trust or any Portfolio for any action reasonably taken pursuant to such reasonable advice of counsel.

     10.   INSTRUCTIONS.

          Whenever BISYS is requested or authorized to take action hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder ("shareholder's agent"), concerning an account in a Portfolio, BISYS shall be entitled to rely upon any certificate, letter or other instrument or communication reasonably believed by BISYS to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Trust or by the shareholder or shareholder's agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Trust or any other person authorized by the Trust's Board of Trustees (hereafter referred to as the "Trustees") or by the shareholder or shareholder's agent, as the case may be.

           As to the services to be provided hereunder, BISYS may rely conclusively upon the terms of the then-current Prospectus(es) and Statement of Additional Information of the Trust relating to the Portfolios to the extent that such services are described therein unless BISYS receives written instructions to the contrary in a timely manner from the Trust.

     11.   STANDARD OF CARE; INDEMNIFICATION.

           BISYS shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing the services provided for under this Agreement. BISYS shall be liable for any damages arising directly or indirectly out of the BISYS's failure to perform its duties under this Agreement to the extent such damages arise directly or indirectly out of BISYS's willful misfeasance, bad faith, negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder. (As used in this section 11, the term "BISYS" shall include directors, officers, employees and other agents of BISYS as well as BISYS itself.)

           Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) BISYS shall not be liable for losses beyond its reasonable control, provided that BISYS has acted in accordance with the standard of care set forth above; and (ii) BISYS shall not be liable for the validity or invalidity or authority or lack thereof of any instruction, notice or other instrument that BISYS reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the Trust (other than an employee or other affiliated person of BISYS who may otherwise be named as an authorized representative of the Trust for certain purposes). (collectively "Losses")

           The Trust agrees to indemnify and hold harmless BISYS from and against any and all actions, suits, claims, losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) (collectively "Losses") arising directly or indirectly out of any action or omission to act which BISYS takes
(i) at the request or on the direction of or in reliance on the reasonable advice of the Trust or (ii) upon any instruction, notice or other instrument that BISYS reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the Trust (other than an employee or other affiliated person of BISYS who may otherwise be named as an authorized representative of the Trust for certain purposes) or (iii) on its own initiative, in good faith and in accordance with the standard of care set forth herein, in connection with the performance of its duties or obligations hereunder; provided, however, that the Trust shall have no obligation to indemnify or reimburse BISYS under this Section 11 to the extent that BISYS is entitled to reimbursement or indemnification for such Losses under any liability insurance policy described in this Agreement or otherwise.



           BISYS shall not be indemnified against or held harmless from any Losses arising directly or indirectly out of BISYS's own willful misfeasance, bad faith, negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder.

     12.   RECORD RETENTION AND CONFIDENTIALITY.

           BISYS shall keep and maintain on behalf of the Trust all books and records which the Trust or BISYS is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Trust Act of 1940, as amended (the "1940 Act"), relating to the maintenance of books and records in connection with the services to be provided hereunder. BISYS further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust or by the Securities and Exchange Commission (the "Commission") at reasonable times and otherwise to keep confidential all books and records and other information relative to the Trust and its shareholders, except when requested to divulge such information by duly-constituted authorities or court process, or requested by a shareholder or shareholder's agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by the Trust, the shareholder, or shareholder's agent, or the dealer of record as to such account.

     13.   REPORTS.

           BISYS will furnish to the Trust and to its properly-authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports at such times as are prescribed in Schedule C attached hereto, or as subsequently agreed upon by the parties pursuant to an amendment to Schedule C. The Trust agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein.

     14.   RIGHTS OF OWNERSHIP.

           All computer programs and procedures developed to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data will be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

     15.   RETURN OF RECORDS.

           BISYS may at its option at any time, and shall promptly upon the Trust's demand, turn over to the Trust and cease to retain BISYS' files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection. If not so turned over to the Trust, such documents and records will be retained by BISYS for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

     16.   BANK ACCOUNTS.

           The Trust and the Portfolios shall establish and maintain such bank accounts with such bank or banks as are selected by the Trust, as are necessary in order that BISYS may perform the services required to be performed hereunder. To the extent that the performance of such services shall require BISYS directly to disburse amounts for payment of dividends, redemption proceeds or other purposes, the Trust and Portfolios shall provide such bank or banks with all instructions and authorizations necessary for BISYS to effect such disbursements.

     17.   REPRESENTATIONS OF THE TRUST.

           The Trust certifies to BISYS that: (a) as of the close of business on the Effective Date, each Portfolio which is in existence as of the Effective Date has authorized unlimited shares, and (b) by virtue of its Declaration of Trust or Articles of Incorporation, shares of each Portfolio which are redeemed by the Trust may be sold by the Trust from its treasury, and (c) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

     18.   REPRESENTATIONS OF BISYS.

           BISYS represents and warrants that: (a) BISYS has been in, and shall continue to be in, substantial compliance with all provisions of law, including
Section 17A(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), required in connection with the performance of its duties under this Agreement; and (b) the various procedures and systems which BISYS has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Trust and BISYS' records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder.

     19.   INSURANCE.

           BISYS shall furnish the Trust with pertinent information concerning the fidelity bond and professional liability insurance coverage that it maintains. Such information shall include the identity of the insurance carrier(s), coverage levels and deductible amounts. BISYS shall notify the Trust should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. BISYS shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by BISYS under its insurance coverage.

     20.   INFORMATION TO BE FURNISHED BY THE TRUST AND PORTFOLIOS.

           The Trust has furnished to BISYS the following:

           (a) Copies of the Declaration of Trust or Articles of Incorporation of the Trust and of any amendments thereto, certified by the proper official of the state in which such Declaration or Articles has been filed.

           (b)   Copies of the following documents:

                 1.    The Trust's Bylaws and any amendments thereto;

                 2. Certified copies of resolutions of the Trustees covering the following matters:

                       A. Approval of this Agreement and authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct BISYS hereunder; and

                       B. Authorization of BISYS to act as Transfer Agent for the Trust on behalf of the Portfolios.

           (c) A list of all officers of the Trust, together with specimen signatures of those officers, who are authorized to instruct BISYS in all matters.

           (d) Two copies of the following (if such documents are employed by the Trust):

                 1.    Prospectuses and Statement of Additional Information;

                 2.    Distribution Agreement; and

                 3. All other forms commonly used by the Trust or its Distributor with regard to their relationships and transactions with shareholders of the Portfolios.

           (e) A certificate as to shares of beneficial interest or common stock of the Trust authorized, issued, and outstanding as of the Effective Date of BISYS' appointment as Transfer Agent (or as of the date on which BISYS' services are commenced, whichever is the later date) and as to receipt of full consideration by the Trust for all shares outstanding, such statement to be certified by the Treasurer of the Trust.


     21.   INFORMATION FURNISHED BY BISYS.

           BISYS has furnished to the Trust the following:

           (a)   BISYS' Articles of Incorporation.

           (b)   BISYS' Bylaws and any amendments thereto.

           (c) Certified copies of actions of BISYS covering the following matters:

                 1. Approval of this Agreement, and authorization of a specified officer of BISYS to execute and deliver this Agreement;
                 2. Authorization of BISYS to act as Transfer Agent for the Trust.

           (d) A copy of the most recent independent accountants' report relating to internal accounting control systems as filed with the Commission pursuant to Rule 17Ad-13 under the Exchange Act.

     22.   AMENDMENTS TO DOCUMENTS; AMENDMENTS TO AGREEMENT.

           The Trust shall furnish BISYS written copies of any amendments to, or changes in, any of the items referred to in Section 20 hereof forthwith upon such amendments or changes becoming effective. In addition, the Trust agrees that no amendments will be made to the Prospectuses or Statement of Additional Information of the Trust which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless the Trust first provides BISYS with notice of such amendments or changes.

           This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

     23.   RELIANCE ON AMENDMENTS.

           BISYS may rely on any amendments to or changes in any of the documents and other items to be provided by the Trust pursuant to Sections 20 and 22 of this Agreement and the Trust hereby agrees to indemnify and hold BISYS harmless from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses arising directly or indirectly out of actions or omissions on the part of BISYS in reasonable reliance upon such amendments and/or changes. Although BISYS is authorized to rely on the above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Sections 20 and 22 hereof, BISYS shall be under no duty to comply with or take any action as a result of any of such amendments or changes unless the Trust first provides BISYS with notice of such amendments or changes.

     24.   COMPLIANCE WITH LAW.

           Except for the obligations of BISYS set forth in Section 12 hereof, the Trust assumes full responsibility for the preparation, contents, and distribution of each prospectus of the Trust as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction. The Trust represents and warrants that no shares of the Trust will be offered to the public until the Trust's registration statement under the 1933 Act and the 1940 Act has been declared or becomes effective.

     25.   NOTICES.

           Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Trust, at 3100 Tower Boulevard, Suite 700, Durham, North Carolina 27707 attn: _____________________; and if to BISYS, at 3435 Stelzer Road, Columbus, Ohio 43219, Attn: William J. Tomko, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

     26.   HEADINGS.

           Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

     27.   ASSIGNMENT.

           This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Section 27 shall not limit or in any way affect BISYS' right to appoint a Sub-transfer Agent pursuant to Section 1 hereof. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

     28.   GOVERNING LAW.

           This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio.

     29.   LIMITATION OF LIABILITY.

         A copy of the Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Board of Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust (or if the matter relates only to a particular Portfolio, that Portfolio), and BISYS shall look only to the assets of the Trust, or the particular Portfolio, for the satisfaction of such obligations.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                        THE TUSCARORA INVESTMENT
                                        TRUST

                                        By:
                                           ----------------------------------

                                        Title:
                                              -------------------------------

                                        BISYS FUND SERVICES OHIO, INC.


                                        By:
                                           ----------------------------------

                                        Title:
                                              -------------------------------

                                      SCHEDULE A

                           TO THE TRANSFER AGENCY AGREEMENT
                                       BETWEEN
                            THE TUSCARORA INVESTMENT TRUST
                                         AND
                            BISYS FUND SERVICES OHIO, INC.


                               TRANSFER AGENCY SERVICES


1.   SHAREHOLDER TRANSACTIONS

     a.    Process shareholder purchase and redemption orders.

     b. Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions.

     c. Issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended.

     d.    Issue periodic statements for shareholders.

     e.    Process transfers and exchanges.

     f. Process dividend payments, including the purchase of new shares, through dividend reimbursement.

2.   SHAREHOLDER INFORMATION SERVICES

     a. Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information.

     b. Produce detailed history of transactions through duplicate or special order statements upon request.

     c. Provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders.

3.   COMPLIANCE REPORTING


     a. Provide reports to the Securities and Exchange Commission, the National Association of Securities Dealers and the States in which the Portfolio is registered.

     b. Prepare and distribute appropriate Internal Revenue Service forms for corresponding Portfolio and shareholder income and capital gains.

     c.    Issue tax withholding reports to the Internal Revenue Service.

4.   DEALER/LOAD PROCESSING (IF APPLICABLE)

     a. Provide reports for tracking rights of accumulation and purchases made under a Letter of Intent.

     b. Account for separation of shareholder investments from transaction sale charges for purchase of Portfolio shares.

     c. Calculate fees due under 12b-1 plans for distribution and marketing expenses.

     d. Track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases in a load Portfolio.

5.   SHAREHOLDER ACCOUNT MAINTENANCE

     a.    Maintain all shareholder records for each account in the Trust.

     b. Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

     c.    Record shareholder account information changes.

     d.    Maintain account documentation files for each shareholder.

                                      SCHEDULE B

                           TO THE TRANSFER AGENCY AGREEMENT
                                       BETWEEN
                           THE TUSCARORA INVESTMENT TRUST
                                         AND
                            BISYS FUND SERVICES OHIO, INC.

                                 TRANSFER AGENT FEES




ANNUAL PER ACCOUNT FEE:            $16.00 for each shareholder account.

ADDITIONAL FEE FOR NEW PORTFOLIOS:

     BISYS shall be entitled to receive an additional annual fee of $20,000 for each new Portfolio that is added following the effective date of this Agreement.


OUT-OF-POCKET EXPENSES:

     BISYS shall be entitled to be reimbursed for the out-of-pocket expenses set forth in Section 3 of this Agreement.

                                      SCHEDULE C

                           TO THE TRANSFER AGENCY AGREEMENT
                                       BETWEEN
                            THE TUSCARORA INVESTMENT TRUST
                                         AND
                            BISYS FUND SERVICES OHIO, INC.

                                       REPORTS

1.    Daily Shareholder Activity Journal

2.    Daily Portfolio Activity Summary Report

      a.    Beginning Balance

      b.    Dealer Transactions

      c.    Shareholder Transactions

      d.    Reinvested Dividends

      e.    Exchanges

      f.    Adjustments

      g.    Ending Balance

3.    Daily Wire and Check Registers

4.    Monthly Dealer Processing Reports

5.    Monthly Dividend Reports

6.    Sales Data Reports for Blue Sky Registration

7. Annual report by independent public accountants concerning BISYS' shareholder system and internal accounting control systems to be filed with the Securities and Exchange Commission pursuant to Rule 17Ad-13 of the Securities Exchange Act of 1934, as amended.


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

8. Shareholder new account information in downloadable format on a monthly basis, including, name, address, phone number, account number, dollar amount of initial transaction (in comma-delimited or Excel format).

9.    List of closed accounts.

10. Furnish performance information for the Portfolios and comparisons to S&P 500 and Lipper Equity Growth Fund Index, YTD, 1,3,5 yr and inception, on a monthly basis.

11. Furnish documents in .pdf format (applications, prospectus, annual report, etc.) for website purposes.

12. Provide ability to download full list of shareholder accounts with current share balance.

13. Such special reports and additional information that the parties may agree upon, from time to time.

                                      SCHEDULE D

                       TO THE TRANSFER AGENCY AGREEMENT BETWEEN
                            THE TUSCARORA INVESTMENT TRUST
                                         AND
                            BISYS FUND SERVICES OHIO, INC.


                                   FUND PORTFOLIOS


The Oak Value Fund










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